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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[X] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

   Holzer                           Ronald
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   (Last)                           (First)              (Middle)

   660 Central Avenue, Suite 240
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                                    (Street)

   Highland Park                    Illinois             60035
-------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     National Lampoon, Inc. (formerly named J2 Communications (JTWO))
_______________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an Entity (Voluntary)


_______________________________________________________________________________
4.   Statement for Month/Day/Year

     March 27, 2003

_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


_______________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


_______________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form Filed by One Reporting Person
     [_]  Form Filed by More than One Reporting Person
_______________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===============================================================================

                                                                                                 5.
                                                                                                 Amount         6.
                                                                 4.                              of Securities  Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A. Deemed   3.           Disposed of (D)                 Owned          Form:     7.
                         2.            Execution    Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                         Transaction   Date,        Code         ------------------------------- Reported       (D) or    Indirect
1.                       Date          if any       (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security        (mm/dd/yy)    (mm/dd/yy)   ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                                          Code     V                   (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                                                                                     40,100         D
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

                            (Print or Type Response)                      (Over)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

===============================================================================

                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
                                                                                                          Deriv-     Form
             2.                                                                                           ative      of
             Conver-                             5.                             7.                        Secur-     Deriv-  11.
             sion                                Number of                      Title and Amount          ities      ative   Nature
             or                                  Derivative    6.               of Underlying     8.      Bene-      Secur-  of
             Exer-                      4.       Securities    Date             Securities        Price   ficially   ity:    In-
             cise   3.       3A.        Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
             Price  Trans-   Deemed     action   or Disposed   Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.           of     action   Execution  Code     of(D)         (Month/Day/Year)         Amount    ative   Reported   In-     ficial
Title of     Deriv- Date     Date,      (Instr.  (Instr. 3,    ----------------         or        Secur-  Trans-     direct  Owner-
Derivative   ative  (mm/dd/  if any     8)       4 and 5)      Date     Expira-         Number    ity     action(s)  (I)     ship
Security     Secur- yy)      (mm/dd/    ------   ------------  Exer-    tion            of        (Instr. (Instr.    (Instr. Instr.
(Instr. 3)   ity             yy)        Code V   (A)    (D)    cisable  Date    Title   Shares    5)      4)         4)      4)
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

Series B
Preferred    $3.55*  3/27/03             P        2,500        Immed.           Common  70,422.5  $100    140,845    D
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Warrants     $3.55*  3/27/03             P        2,500        Immed.           Common  70,422.5  $100    140,845    D
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====================================================================================================================================

Explanation of Responses:

* The exercise price for this instrument is $3.55 per share of common stock of the Issuer until the second anniversary of the issuance of these derivative securities (i.e., March 17, 2004), at which point it rises to $5.00 per share of common stock for any date during the next three years thereafter with the warrants then expiring thereafter.

     /s/ Ronald Holzer                                       March 28, 2003
--------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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